EXHIBIT 99.1

ATHEROGENICS, INC.
(Debtor-in-Possession)
BALANCE SHEET
December 31, 2008
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 49,966,104
Prepaid expenses	544,178
Interest receivable and other current assets	55,612
Total current assets	50,565,894

Equipment and leasehold improvements, net of accumulated depreciation
and amortization	1,093,325
Total assets	$ 51,659,219

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$ 339,013
Accrued compensation	158,360
Accrued and other liabilities	67,844
Total current liabilities not subject to compromise	565,217

Prepetition liabilities	306,606,249

Shareholders' deficit
Common stock	218,861,985
Warrants	598,172
Accumulated deficit	(474,972,404)
Total shareholders' deficit	(255,512,247)
Total liabilities and shareholders' deficit	$ 51,659,219

ATHEROGENICS, INC.
(Debtor-in-Possession)
STATEMENT OF OPERATIONS
For the month ended December 31, 2008
(Unaudited)

Revenues	$ —

Operating expenses (1):
Research and development	683,110
General and administrative	838,619
Restructuring and impairment costs	(249,000)
Total operating expenses	1,272,729

Operating loss	(1,272,729)
Interest and other income	—
Interest expense	—
Net loss before reorganization items	(1,272,729)

Reorganization items, net	(429,901)

Net loss	$ (1,702,630)

Net loss per share –
basic and diluted	$ (0.04)

Weighted average shares
outstanding – basic and diluted	39,518,492

(1) Operating expenses include non-cash depreciation expense and stock-based compensation expense of $195,219 and $155,513, respectively.